Exhibit 23.2

809 Glen Eagles Court, Suite 200
Baltimore, MD 21286
P 410.823.8000
F 410.296.4815
dhgllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Howard Bancorp, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-8 to be filed on September 27, 2018 by Howard Bancorp, Inc. of our reports dated March 15, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2017 of Howard Bancorp, Inc. included in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

September 27, 2018